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                                                                    EXHIBIT 12.1

AMERICAN SPECTRUM REALTY, INC.
PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES

                                            MAX                     MIN
                                   --------------------    --------------------
                                   12/31/00     3/31/01    12/31/00     3/31/01
                                   --------     -------    --------     -------
Fixed charges - interest             15,020       3,657      12,925       3,213

Earnings:
  Net loss                          (12,283)     (2,728)    (10,078)     (2,278)
  Add:  Extraordinary item           (1,907)       --        (1,907)       --
        Fixed charges                15,020       3,657      12,925       3,213
  Less: Minority interest            (2,338)       (488)     (3,694)       (820)
                                    -------     -------     -------     -------
                                     (1,508)        441      (2,754)        115
                                    =======     =======     =======     =======

Ratio                                 (0.10)       0.12       (0.21)       0.04
                                    =======     =======     =======     =======

Deficiency                           16,528       3,216      15,679       3,098
                                    =======     =======     =======     =======